Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-216276 and 333-218383) and Form S-8 (Nos. 333-205099 and 333-193690) of ONE Gas, Inc. of our report dated February 22, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers, LLP

Tulsa, Oklahoma
February 22, 2018